Exhibit 10.1.1
NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (“Agreement”) is made by and between Capital One Financial Corporation, a Delaware corporation, on its own behalf and on behalf of its affiliates and subsidiaries (collectively, “Capital One”) and Richard Scott Blackley, an individual residing at ________________________ (“You”), and effective as of the date of execution of this Agreement by Capital One (“Effective Date”). In consideration of the Company’s agreement and promise to provide You with access or continued access to Confidential Information (as defined herein), access to customer and other business relationships, and specialized training and opportunities, in addition to Your employment or continued employment with Capital One, the additional consideration set forth herein, and other mutual promises between the parties, which You acknowledge to be good and sufficient consideration, it is agreed as follows:

1.    Covenant Not to Compete.

a.    Legitimate Business Interest. You acknowledge and agree that Capital One has multiple legitimate business interests in protecting its Confidential Information and Trade Secrets, as well as its customer and other business relationships, and that the Non-Competition Covenant set forth in Paragraph 1(c) is narrowly tailored to protect Capital One’s legitimate business interests. “Confidential Information” means information, knowledge, data, specialized training, or other information that derives actual or potential value from the fact that it is not generally known to members of the general public, which concerns the business or affairs of Capital One or Capital One’s customers. “Trade Secret” means information, including but not limited to, a model, formula, pattern, compilation, program, device, method, technique, or process, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information includes, but is not limited to, Capital One’s Trade Secrets. You acknowledge and agree that Capital One has taken reasonable measures to preserve the secrecy of its Confidential Information and Trade Secrets.

b.    Access and Exposure to Confidential Information.    During Your employment, and further in consideration for the Non-Competition Covenant set forth in Paragraph 1(c), Capital One has provided or will provide You with Trade Secrets and other Confidential Information regarding Capital One’s operations, methods, plans and/or strategies, among other things, which, if not maintained in confidence, will threaten Capital One’s competitive advantage over those who do not know it and will cause immediate, substantial and irreparable harm to Capital One’s business interests.

c.    Non-Competition Covenant. For one year following Your Termination Date (the “Non-Competition Period”), You shall not, within the Restricted Area, provide to any entity services (i) that are the same as or substantially similar to those You performed for Capital One during the twenty-four (24) month period prior to Your Termination Date (the “Look-Back Period”), and (ii) that compete with any line of business for which You performed such services during the Look-Back Period. “Termination Date” means the date on which Your employment with Capital One ends, whether voluntarily or involuntarily. The restrictions of this Non-Competition Covenant apply to all activity performed throughout the United States (the “Restricted Area”). You acknowledge and agree that, in light of Capital One’s nation-wide business activities and Your work on such nation-wide activities, this geographic scope is narrowly tailored to protect Capital One’s legitimate business interests.

2.    Payments during Non-Competition Period.

a.    Calculation of Incentive Payment. Subject to Paragraphs 2(b), 4, 8, and 10, and in consideration for the Non-Competition Covenant set forth in Paragraph 1(c), Capital One shall (i) pay You fifteen (15) percent of Your Target Total Compensation for the length of the Non-Competition Period, and (ii) if you are eligible and elect to continue Your health insurance coverage with Capital One’s plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), directly pay the COBRA administrator on Your behalf an amount equal to the employer portion of Your health care premium payments, along with the 2% administrative fee, for continued health insurance coverage under COBRA at the level of coverage in effect at Your Termination Date for a period not to exceed twelve (12) months from Your Termination Date (collectively the “Incentive Payment”). You will not be eligible for these health insurance premium payments if you fail to enroll in COBRA or if you become eligible to receive, or begin receiving, health care coverage from another employer or party. With respect to this Incentive Payment, one-half (but in no event more than the amount specified in Treasury Regulation section 1.409A-1(b)(9)(iii)(A) as of the Termination Date) shall be paid to You in a lump sum within 30 days following the end of the Non-Competition Period, and the balance shall be paid to You in a lump sum within 60 days following Your Termination Date. Capital One reserves the right to withhold from such amounts all applicable international, federal, state and local taxes. “Target Total Compensation” shall mean the cash value of all target amounts designated as being part of Your annual compensation by the Company in the most recent Total Compensation

Statement (or any similar document setting forth Your total annual compensation) for the Performance Year in which Your Termination Date occurs. Target Total Compensation shall not include retention awards, spot bonus awards, sign-on bonuses, special equity awards, the value of Company provided benefits, pay associated with perquisites or relocation, and other bonuses and incentives not communicated as part of Your target total annual compensation as set forth in their Total Compensation Statement. “Performance Year” shall mean the 12-month period of time over which Your Target Total Compensation is calculated, as designated by the Company.

b.    Criteria for Incentive Payment. Except as provided in Paragraphs 4, 8 and 10, and subject to this Paragraph 2(b), if Your employment is terminated by Capital One for any reason other than Your death, Disability or for Cause, You shall receive an Incentive Payment. Your receipt of an Incentive Payment is expressly conditioned on Your full compliance with all of the terms of this Agreement. If, and to the extent that, You otherwise are entitled to receive any severance-type payments or reimbursements during the Non-Competition Period under any separate plan, arrangement or agreement (such as an employment agreement or a severance plan, arrangement or agreement) then to the extent provided for under such plan, arrangement or agreement, the Incentive Payments under this Agreement shall offset dollar-for-dollar the amounts payable under such separate plan, arrangement or agreement; provided, however, that no benefits will be payable under this Agreement if benefits are payable to you under a Change of Control Employment Agreement, if applicable. “Cause” means (i) a material breach of any of the provisions of this Agreement; (ii) willful and serious misconduct in the performance of Your duties including, without limitation, theft, falsification of documents, mistreatment of other employees, violence, drug or alcohol abuse in the workplace, conduct that violates Capital One’s policies against discrimination and/or harassment, and serious acts of insubordination; (iii) a material or repeated violation of any code of conduct, business, compliance, or risk policy or standard of ethics generally applicable to all associates or to associates of Your level at Capital One; (iv) failure to substantially perform Your duties as an employee of Capital One (other than as a result of physical or mental illness or injury), and Your continued failure to substantially perform, as determined by Capital One, for at least fifteen (15) days after written demand from Capital One for substantial performance that specifically identifies the manner in which Capital One expects You to improve Your performance; or (v) conviction of a felony, or other serious crime involving moral turpitude or breaches of the duties of honesty, fiduciary duty, and/or good faith. “Disability” means Your inability to perform the essential functions of Your position due to a medically determinable physical or mental impairment which continues for a period of at least 6 consecutive months or for more than 120 days out of any consecutive 360 day period. You will not be eligible to receive any Incentive Payment if You voluntarily terminate employment with Capital One.

c.    Section 409A. Notwithstanding any other provision of this Agreement to the contrary, Incentive Payments, pursuant to this Paragraph 2, to the extent of payments made from Your Termination Date through March 15 of the calendar year following such Termination Date, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus are payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such severance payments are made following said March 15, they are intended to constitute separate payments for purposes of Section l.409A-1(b)(9)(iii) of the Treasury Regulations to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if you are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

3.    Consideration. As additional consideration for executing this Agreement, You shall receive five hundred dollars ($500.00), less applicable tax withholdings, which amount shall be paid as soon as practicable after You return a signed copy of this Agreement to Capital One.

4.    Waiver of Non-Competition Covenant. At its sole election, Capital One may waive the Non-Competition Covenant set forth in Paragraph 1(c) in whole or in part if it determines that its enforcement is not required to protect its legitimate business interests. Any and all such waivers shall be in writing. Capital One will advise You in writing if it determines that a waiver is appropriate either during Your employment or no later than thirty (30) days following Your Termination Date. You shall not receive the Incentive Payment for any portion of the Non-Competition Period in which Capital One waives the Non-Competition Covenant in whole or in part.

5.    Compliance Information and Review. During the Non-Competition Period, You agree to notify Capital One in writing of the identity of any prospective employer or business opportunity on whose behalf you intend to perform services during the Non-Competition Period, together with a brief description of your intended functions, prior to accepting such employment or business opportunity. From time to time during the Non-Competition Period, Capital One may also request information from you to permit it to determine whether You are otherwise in compliance with this Agreement. You agree to provide timely, complete and accurate information responsive to all such requests within five (5) business days after receiving such a request. You also hereby authorize Capital One to contact Your future employers and other persons and entities with whom You engage in any business relationship during the Non-Competition Period to confirm Your compliance with this Agreement, or to communicate your obligations under this Agreement.

6.    Reasonableness. You acknowledge that the restrictions set forth in this Agreement are necessary and reasonable to protect Capital One’s legitimate business interests, most notably safeguarding its Confidential Information and Trade Secrets, and protecting its business relationships. You agree that, if Your employment with Capital One terminates, You will be able to earn a livelihood without violating this Agreement, including, without limitation, the Non-Competition Covenant set forth in Paragraph l(c).

7.    Irreparable Harm; Injunctive Relief. You acknowledge and agree that Your violation of any provision of this Agreement will cause immediate, substantial and irreparable harm to Capital One which cannot be adequately redressed by monetary damages alone. In the event of Your violation or threatened violation of any provision of this Agreement, You agree that Capital One, without limiting any other legal or equitable remedies available to it, shall be entitled to equitable relief, including, without limitation, temporary, preliminary and permanent injunctive relief, return of properly, and specific performance, from any court of competent jurisdiction, as provided in Paragraph 13.

8.    Repayment of Consideration; Attorneys’ Fees and Costs. You understand and agree that any actual or threatened action by you in violation of this Agreement shall void Capital One’s obligations to You for any Incentive Payment or other consideration provided for under this Agreement and shall require that You immediately forfeit or repay, as the case may be, all amounts paid to You under this Agreement, in addition to any other damages or relief to which Capital One may be entitled. If You breach this Agreement, then You shall pay to Capital One all of its costs and expenses, including without limitation reasonable attorneys’ fees, incurred by Capital One in successfully enforcing the terms of this Agreement.

9.    Employment At Will. You and Capital One acknowledge that You are, or will be, employed by Capital One as an “at will” employee. Nothing in this Agreement shall be construed to create a contract of employment or modify Your employment “at will” status.

10.    Court’s Right to Modify Restriction. The parties agree that if at the time enforcement is sought, a court of competent jurisdiction adjudges any terms of any provision of this Agreement to be void, invalid, or unenforceable, including without limitation portions of the Non-Competition Covenant contained in Paragraph 1(c) above, such court may modify or reform such provision so that it is enforceable to the fullest extent permitted by applicable law, or if such modification or reformation is not possible, shall sever the unenforceable portion of the provision, and enforce the remaining provisions of the Agreement, which shall remain in full force and effect. If a court of competent jurisdiction determines that the Non-Competition Covenant is void, invalid, or unenforceable, or if it amends or severs it, Capital One shall have no obligation to make the Incentive Payment described in Paragraph 2(a) during any period in which the court determines that the Non-Competition Covenant shall not be in full effect.

11.    Successors and Assigns. The rights and obligations under this Agreement are personal to You and cannot be assigned to any party. This Agreement and all promises made herein shall survive the execution of this Agreement and shall be binding upon and inure to the benefit of Capital One’s successors and assigns without further consent.

12.    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the headquarters of Capital One, the Commonwealth of Virginia, without regard to its principles of conflicts of law.

13.    Personal Jurisdiction/Venue. Capital One and You hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in any city or county where Capital One has offices within the Commonwealth of Virginia for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement.

14.    Entire Agreement; Integration. This Agreement represents the entire agreement between the parties relating to restrictions placed upon You with respect to providing services (i) that are the same as or substantially similar to those You performed for Capital One during the Look-Back Period, and (ii) that compete with any business for which You performed such services during the Look-Back Period. This Agreement supersedes any and all prior agreements, arrangements and understandings, either oral or written, with respect to such restrictions between Capital One and You, as of the Effective Date. This Agreement does not supersede, but rather supplements, any written policies of Capital One generally applicable to employees of Capital One respecting the treatment of Confidential Information and Work Product and any Change of Control Employment Agreement or other severance plan, arrangement or agreement applicable to You. This Agreement may be modified only by a writing signed by the party to be bound.

15.    Notices. All requests, notices and other communications required or permitted to be given under this Agreement shall be in writing. Delivery thereof shall be deemed to have been made when such notice shall have been either (i) duly mailed by first-class mail, postage prepaid, return receipt requested, or any comparable or superior postal or air courier service then in effect, or (ii) transmitted by hand delivery, telegram, telex, telecopier or facsimile transmission, to the party entitled to receive the same at the address indicated below or at such other address as such party shall have specified by written notice to the other party hereto given in accordance herewith or, if you are still employed by Capital One, at your interoffice address or electronic mail address at Capital One:

If to you:

To the most recent address on record with Capital One.

If to Capital One:

Non-Competition Program Administrator
Capital One Financial Corporation
15000 Capital One Drive
Richmond, Virginia 23238

16.    Headings. The headings in this Agreement are included for convenience only and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

17.    Consultation with Counsel. You are advised and encouraged to consult with independent legal counsel before executing this Agreement.THE PARTIES have read this Agreement, understand it, and accept all of its terms.

Employee	Capital One Financial Corporation
/s/ Richard Scott Blackley	/s/ Jory A. Berson
Signature	Signature

CFO	Jory A. Berson
Title	Chief Human Resources Officer

RS Blackley	3/14/2017
Print Name	Date

Employee ID (six digit, i.e. 123123)